(21) Subsidiaries of Axxexs Capital, Inc.

            Subsidiary                State of Incorporation
            ----------                ----------------------

Charter Small Business Network, Inc.         Delaware
First Summit Securities, Inc.               New Jersey
Capital Relay Systems, Inc.                 New Jersey